June 9, 1987



Legg Mason Income Trust, Inc.
7 East Redwood Street
Baltimore, Maryland 21202


Gentlemen:

         Please be advised that the 10,000 shares of Legg Mason Income Trust, Inc. which we have today purchased as an investment with no present intention of redeeming or selling such shares and we do not have any intention of redeeming or selling such shares.


                                       Very truly yours,

                                       LEGG MASON WOOD WALKER, INC.


                                       /s/ John F.  Curley
                                       ____________________
                                       John F.  Curley, Jr.
                                       Vice Chairman